Exhibit 23.1

Consent of Independent Certified Public Accountants

To:  Pacific Premier Bancorp and Subsidiaries

We consent to the incorporation by reference of our report dated February 28, 2003 on the consolidated financial statements of Pacific Premier Bancorp and Subsidiaries as of December 31, 2002 and 2001, and for the two years then ended, included in this Annual Report on Form 10-K/A-1 for the year ended December 31, 2002.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP
Certified Public Accountants
Rancho Cucamonga, California
August 28, 2003